CABLEVISION AND CSC HOLDINGS ANNOUNCE EXPIRATION AND
FINAL RESULTS OF CASH TENDER OFFERS
BETHPAGE, N.Y., March 16, 2009 – Cablevision Systems Corporation (“Cablevision”) (NYSE: CVC) and its subsidiary, CSC Holdings, Inc. (“CSC Holdings”), today announced the expiration and final results of their cash tender offers commenced February 13, 2009 for the outstanding debt securities listed below. The tender offers expired at 11:59 p.m., New York Time, on Friday, March 13, 2009 (the “Expiration Time”).

Issuer
Title of Security	Amount of	Tender Offer	Total
CUSIP Nos.	Notes Tendered	Consideration(1)	Consideration(1)
Cablevision Systems Corporation	$196,269,000	$997.50	$1,002.50
Floating Rate Senior Notes due April 1, 2009 (the “April notes”) (CUSIP Nos. – 12686CAU3, 12686CAT6)

CSC Holdings, Inc.	$449,430,000	$1,000	$1,022.84
8.125% Senior Notes due July 15, 2009 (the “July notes”) (CUSIP Nos. – 126304AM6)

CSC Holdings, Inc.	$306,791,000	$1,000	$1,027.63
8.125% Senior Debentures due August 15, 2009 (the “August notes”) (CUSIP Nos. – 126304AD6)

(1)	Per $1,000 principal amount of notes accepted for purchase. The “Total Consideration” column includes, with respect to each $1,000 principal amount of notes, the Early Tender Premium of $5.00 with respect to the April notes, $22.84 with respect to the July notes, and $27.63 with respect to the August notes. The Early Tender Premium was paid to holders of notes who validly tendered their notes at or prior to 11:59 p.m., New York Time, on Friday, February 27, 2009 (the “Early Tender Premium Deadline”).
As previously announced, as of the Early Tender Premium Deadline, approximately $196.3 million aggregate principal amount of the April notes, $448.8 million aggregate principal amount of the July notes and $306.7 million aggregate principal amount of the August notes had been validly tendered. As of the Expiration Time, an additional approximately $0.7 million aggregate principal amount of notes were validly tendered. The total amount validly tendered as of the Expiration Time represents 39.3% of the outstanding principal amoung of April notes, 89.9% of the outstanding principal amount of July notes, 76.7% of the outstanding principal amount of the August notes, and 68.0% of the outstanding principal amount of all notes subject to the tender offers.
Cablevision and CSC Holdings, as the case may be, will accept for payment all notes that were validly tendered at or prior to the Expiration Time. Subject to the satisfaction of the conditions to the tender offers, the final settlement date for notes validly tendered after the Early Tender Premium Deadline but at or prior to the Expiration Time will be today, March 16, 2009. Notes validly tendered at or prior to the Early Tender Premium Deadline were settled on March 2, 2009.
Payments for notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of notes to, but excluding, the final settlement date.

All notes purchased in the tender offers will be retired upon consummation of the tender offers.
J.P.Morgan served as dealer manager for the tender offers. The Bank of New York Mellon served as the depositary and MacKenzie Partners served as information agent.
For additional information regarding the tender offers, please contact: J.P.Morgan at (800) 245-8812 (toll free) or (212) 270-3994 (collect), The Bank of New York Mellon at (212) 815-5098, or MacKenzie Partners at (800) 322-2885 (toll free) or (212) 929-5500 (collect).
Cablevision is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO TV® digital television, Optimum Online® high-speed Internet, Optimum Voice® digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday Media Group. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and the Chicago Theatre, and owns and operates Clearview Cinemas.
The terms and conditions of the tender offers are described in the Offers to Purchase, dated February 13, 2009 and related Letters of Transmittal, dated February 13, 2009. Cablevision’s and CSC Holdings’ obligations to accept any notes tendered and to pay the applicable consideration for them are set forth solely in the applicable Offers to Purchase and related Letters of Transmittal.
This news release is not an offer to purchase or a solicitation of acceptance of the tender offers.

Contacts:	Kim Kerns	Patricia Armstrong
	Vice President	Senior Vice President
	Corporate Communications	Investor Relations
	(516) 803-2351	(516) 803-2264